Exhibit 99.1

            The Neiman Marcus Group Reports April Revenues

    DALLAS--(BUSINESS WIRE)--May 4, 2006--The Neiman Marcus Group, Inc. announced the following preliminary company-wide revenues:



                                  4 weeks ended

                            April 29,       April 30,
                              2006            2005       % Change
                         --------------- --------------- ---------

Total Revenues            $348 million    $309 million       12.6%

Comparable Revenues       $336 million    $307 million        9.5%

                                 13 weeks ended
                              (3rd Fiscal Quarter)

                            April 29,       April 30,
                              2006            2005       % Change
                         --------------- --------------- ---------

Total Revenues           $1,027 million   $933 million       10.1%

Comparable Revenues       $991 million    $928 million        6.8%


    In the four-week April period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 7.8 percent. Revenue growth trends were strongest in the Company's stores in the Southeast and West Coast. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included women's apparel and shoes, jewelry, designer handbags and men's.
    Comparable revenues at Neiman Marcus Direct for the four-week April period increased 19.6 percent. The top selling merchandise categories in the Direct Marketing segment included jewelry, women's apparel, women's shoes and handbags and men's.
    Comparable revenues for the Neiman Marcus Group for the third quarter of fiscal year 2006 increased 6.8 percent, while the increase for the same period last year was 8.0 percent. For the third quarter of fiscal year 2006, Specialty Retail Stores comparable revenues increased 5.7 percent, including a 4.5 percent increase at Neiman Marcus Stores and a 14.3 percent increase at Bergdorf Goodman. Neiman Marcus Direct third quarter fiscal year 2006 revenues were 16.5 percent above last year.
    The Neiman Marcus Group plans to report third quarter earnings on Thursday, June 8, 2006. The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-757-2954
             or
             Stacie Shirley, 214-757-2967